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                                  EXHIBIT 10.94

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") made as of this 24th day of July, 2003, and effective as of January 1, 2003 (the "Effective Date"), is entered into by and between The Major Automotive Companies, Inc., a Nevada corporation with principal offices at 43-40 Northern Boulevard, Long Island City, NY 11101 (the "Company") and Bruce Bendell, an individual with offices at 43-40 Northern Boulevard, Long Island City, NY 11101 ("Executive").

      WHEREAS, Executive is presently employed "at will" by the Company as its President, Chief Executive Officer and Acting Chief Financial Officer; and

      WHEREAS, Executive has certain education, experience, background and contacts which are useful and helpful to the Company in its business and the Company is desirous of retaining Executive in order to retain the benefits of such education, experience, background and contacts; and further

      WHEREAS, the parties have agreed upon the terms of such retention and desire a written, formal contract to evidence their agreements; and

      NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearance's contained herein, and intending to be legally bound, the parties have agreed as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of the Company, upon the terms and conditions set forth herein.

2. TERM OF EMPLOYMENT. The term of employment of Executive by the Company hereunder shall commence as of Effective Date and shall continue thereafter on the same terms and conditions until June 30, 2004, unless earlier terminated pursuant to Sections 6 (such term being hereinafter referred to as the "Initial Employment Period"). Upon the expiration of the Initial Employment Period, and on each anniversary date thereafter, the employment of Executive shall be renewed and extended for an additional year unless either party provides written notice to the other party, of his or its, as the case may be, desire to terminate this Agreement at least ninety (90) days prior to the renewal date (the Initial Employment Period and the period, if any, thereafter, during which Executive's employment shall continue are collectively referred to as the "Employment Period").

3. TITLE; DUTIES AND RESPONSIBILITIES. Executive shall serve as President, Chief Executive Officer and Acting Chief Financial Officer during the Employment Period; provided, however, that the Board of Directors of the Company shall have the right to re-assign the duties and responsibilities of the Chief Financial Officer to another officer and/or person at any time during the Employment Period. Executive shall perform those duties and responsibilities inherent in the position of President, Chief Executive Officer and Acting Chief Financial Officer. Executive
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shall serve the Company faithfully and to the best of his ability in such capacities, devoting his full business time, attention, knowledge, energy and skills to such employment. Executive shall travel as reasonably required in connection with the performance of his duties hereunder.

4. COMPENSATION AND RELATED MATTERS.

4.1 BASE SALARY. For each twelve-month period, commencing the Effective Date, the Company shall pay to Executive a base salary ("Base Salary") equal to $500,000, unless Executive's employment is earlier terminated pursuant to
Section 5. Base Salary is payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings as are required by law.

4.2 BONUS. The Company shall pay to Executive a quarterly bonus (the "Quarterly Bonus") equal to 10% of the net income of the Company's automotive operations after expenses, including other bonuses, if any, paid to or accrued by Executive. The Quarterly Bonus shall be payable promptly, but in no event later than 45 days after the end of the respective fiscal quarter of the Company.

4.3 BENEFITS. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such benefits as are, or are from time to time hereafter, generally provided by the Company to the Company's senior management employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan, or insurance, group life insurance, family medical and dental insurance, accidental death and dismemberment insurance, travel accident insurance, or other similar plan or program of the Company.

4.4 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon his presentation of signed and itemized accounts of such expenditures, all in accordance with the Company's procedures and policies, as adopted and in effect from time to time and applicable to its senior management employees.

4.5 VACATIONS. Executive shall be entitled to 30 business days vacation for each calendar year during the Employment Period, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

5. TERMINATION OF EMPLOYMENT PERIOD.

5.1. TERMINATION WITHOUT CAUSE; VOLUNTARY TERMINATION BY EXECUTIVE. The Company may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below). The effective date of such termination of Executive from the Company shall be the date that is thirty
(30) days following the date on which such notice is given, except as otherwise specifically provided herein. Executive may, by notice to the Company at any time during the Employment Period, voluntarily resign from the Company and terminate the Employment Period. The effective date of such termination of


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Executive from the Company shall be the date that is thirty (30) days following the date on which such notice is given.

5.2. TERMINATION BY THE COMPANY FOR CAUSE. The Company may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for Cause. As used herein, "Cause" shall mean (i) incompetence, fraud, personal dishonesty, defalcation, or acts of gross negligence or gross misconduct on the part of Executive in the course of his employment, (ii) substantial and continued failure by Executive to perform his duties hereunder, (iii) use of alcohol by Executive or his illegal use of drugs (including narcotics) which in either case is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of Executive's duties hereunder, (iv) Executive's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which has or could reasonably be expected to have a material adverse impact on the Company's reputation and standing in the community, or (v) Executive's violation of any of the provisions in this Agreement. Any notice given by the Company pursuant to this Section 5.2 shall specify in writing in reasonable detail the event or the nature of Executive's action or inaction that is the cause for giving such notice. Executive will have 30 days to cure, to the reasonable satisfaction of the Company, any action or inaction charged by the Company for Cause under (ii) or
(v), above. In the event of a termination of the Employment Period for Cause under (i), (iii), or (iv), above, the Employment Period shall terminate immediately upon notice by the Company of termination for Cause and the reason therefor, unless such actions or inactions can be cured and Executive has satisfactorily cured such actions or inactions.

5.3. TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may, at any time during the Employment Period by notice to the Company, terminate the Employment Period under this Agreement for Good Reason (as defined below). For the purposes hereof, Executive shall have "Good Reason" to terminate employment with the Company on account of any of the following events without Executive's consent:
(i) any material reduction in the Base Salary; (ii) the failure of the Company to provide employee benefits consistent with Section 4 herein; or (iii) any requirement by the Company that Executive report to anyone other than the Board; provided, however, that the circumstances set forth in this Section 5.3 shall not be Good Reason if within 30 days of notice by Executive to the Company, the Company cures such circumstances. The effective date of such termination of Executive from the Company shall be the date that is thirty (30) days following the date on which such notice is given.

5.4. DISABILITY. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 180 days during any period of 12 consecutive months (each, a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and the Company, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of, or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by Executive in good faith, whose determination shall be


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final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

5.5. DEATH. The Employment Period shall end on the date of Executive's death.

6. TERMINATION COMPENSATION.

6.1. TERMINATION WITHOUT CAUSE BY THE COMPANY. If the Employment Period is terminated by the Company without Cause pursuant to the provisions of Section
5.1 hereof, the Company will pay to Executive an amount equal to (i) Executive's Base Salary through the date of termination and (ii) a lump sum payment of $250,000 ((i) and (ii) collectively referred to herein as the "Severance Payment"). The Company shall have the obligation to continue the benefits provided for in Section 4 past the date of termination through the balance of the Employment Period remaining at the time of termination.

6.2. TERMINATION BY EXECUTIVE FOR GOOD REASON. If the Employment Period is terminated by Executive for Good Reason pursuant to the provisions of Section 5.3, hereof, the Company will pay to Executive in a lump-sum the Severance Payment, as set forth in Section 6.1, hereof.

6.3. CERTAIN OTHER TERMINATIONS. If the Employment Period is terminated by the Company on account of Executive's Disability pursuant to the provisions of
Section 5.4, or by death, pursuant to the provisions of Section 5.5, the Company shall pay to Executive, within thirty (30) calendar days of the date of termination, Executive's Base Salary through the date of termination. Provided the date of termination under Section 5.4. or 5.5 is after the end of a fiscal quarter for which a Quarterly Bonus is payable, but prior to the date of payment, the Company shall also pay to Executive or Executive's representatives, as the case may be, when due pursuant to provisions of Section 4.2 hereof, the Quarterly Bonus for such fiscal quarter. In the event that the Employment Period is terminated by the Company on account of Disability pursuant to the provisions of Section 5.4 or on account of death pursuant to the provisions of Section 5.5, the Company shall also pay to Executive a portion of the Quarterly Bonus for the fiscal quarter of termination prorated through the date of termination. The Company shall have no obligation to continue any other benefits provided for in
Section 4 past the date of termination.

6.5. PAYMENT; NO OTHER TERMINATION COMPENSATION. Any payment pursuant to this
Section 6, with respect to which a payment date has not otherwise been specified, shall be made within ten (10) business days following the date of such termination.

7. DISPUTE RESOLUTION. In the event of any controversy arising from or concerning the interpretation or application of this Agreement or its subject matter, the parties agree that such controversy shall be resolved exclusively through binding arbitration before a single neutral arbitrator selected jointly by the parties. The Company shall be responsible for 100% of the fees and expenses of the arbitrator. Each party shall be responsible for 100% of its own attorneys' fees and any other costs occasioned by the arbitration, without regard to which party to the controversy prevails; provided, that the arbitrator may award attorneys' fees and costs to a party when so empowered by law. The parties to the arbitration shall have all rights, remedies, and defenses available to them in a civil action for the issues in controversy. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this Agreement or its


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subject matter cannot be arbitrated as provided in this Section 7, the parties agree that any civil action shall be brought in a court of appropriate jurisdiction in New York. The parties further agree that any such civil action shall be tried to the court, sitting without a jury.

8. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD. Following termination of the Employment Period, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

9. CONFIDENTIALITY; RETURN OF PROPERTY; NON-SOLICITATION OF EMPLOYEES; NON-COMPETITION. (a) Executive acknowledges that during the Employment Period he will receive confidential information from the Company and subsidiaries of the Company and the respective customers thereof (each a "Relevant Entity"). Accordingly, the Executive agrees that during the Employment Period (as it may be extended from time to time) and thereafter for a period of one year, Executive and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, Executive shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by Executive or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, "confidential information" includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to Executive's disclosure or use of the information in a manner violative of the second sentence of this Section 9 (a), or (z) is rightfully received by Executive without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, "affiliate" means any entity that, directly or indirectly, is controlled by, or under common control with, the Executive. For purposes of this definition, the terms "controlled" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

(b) For a period of one year following the termination of Executive's employment with the Company for any reason, he will not, without the Company' express written consent, either on his own behalf or on behalf of another, solicit employees of the Company or any subsidiary of


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the Company for the purpose of hiring them. General employment advertising shall not be deemed to be a solicitation.

(c) During the Non-Competition Period (as hereinafter defined), Executive shall not in any manner, directly or indirectly, including through entities controlled by such Executive (i) engage or participate in a business, or otherwise perform services for third parties which are competitive with those performed by the Company, or any parent, subsidiary or other affiliate of the Company (a "Company Affiliate"), with respect to a business ("Competitive Services"), or (ii) own or operate any business which engages or participates in the same or similar business or businesses conducted by the Company or Company Affiliate which performs Competitive Services, except as to such businesses or Competitive Services which have been described as of the Effective Date in public filings made by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Executive shall be deemed to be engaged in the business or performing Competitive Services if the Executive engages in such business or performs such services directly or indirectly, whether for the Executive's own account or for that of another person, firm or corporation, or whether as a stockholder, principal, partner, member, agent, investor, proprietor, director, officer, employee or consultant, except as an employee, director or consultant of the Company or a Company Affiliate. For the purposes of this Agreement, the "Non-Competition Period" shall mean a period of one year following the termination of Executive's employment herein.

10. GENERAL.

10.1 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a target, subject, witness or party to any civil, criminal or administrative action, proceeding or investigation by reason of the fact that Executive is or was a director or officer of the Company, or serves or served any other corporation fifty percent (50%) or more owned by the Company in any capacity at the Company's request, or serves or served as a director of any other corporation at the Company's request, or serves or served as a fiduciary of any ERISA plan at the Company's request, Executive shall be indemnified by the Company for all amounts paid as a fine or settlement or judgment, and the Company shall pay without any undertaking the Executive's defense costs when and as incurred, all to the fullest extent permitted by law.

10.2 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

10.3 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

10.4 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or


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upon transmission of a facsimile or the deposit with Federal Express or in
Express Mail and addressed to the Board of Directors of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company.

10.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

10.6 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

10.7 GOVERNING LAW. This Agreement shall be governed by the law of the State of New York.

10.8 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company, whether by merger or otherwise. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

10.9 TAXES. The Company is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation, and other taxes as shall be necessary or appropriate in the reasonable judgment of the Company to comply with applicable laws and regulations.

10.10 HEADINGS. All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provision of this Agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         THE MAJOR AUTOMOTIVE COMPANIES, INC.


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                                         Authorized Officer

                                         EXECUTIVE


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                                         Bruce Bendell


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